Exhibit 99.1

Sanofi-Aventis Announces Approval

and Closing of BMP Sunstone Acquisition

Creating a Strong Consumer Health Care Platform in China

New York, New York and Paris, France – February 24, 2011 – Sanofi-aventis (EURONEXT: SAN; NYSE: SNY) today announced that it has completed the previously announced acquisition of BMP Sunstone Corporation (NASDAQ: BJGP). At a special meeting of stockholders held today, BMP Sunstone stockholders approved the adoption of the merger agreement among BMP Sunstone, sanofi-aventis and Star 2010, Inc., a wholly owned subsidiary of sanofi-aventis, dated October 28, 2010, as amended on November 22, 2010. Following the special meeting, the merger was completed.

Pursuant to the merger agreement, BMP Sunstone stockholders will receive USD 10.00 per share in cash for each share of common stock they owned immediately prior to the effective time of the merger. Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of BMP Sunstone common stock to the paying agent in exchange for the merger consideration.

With the closing of the merger, BMP Sunstone common stock will no longer trade on the NASDAQ Global Market following today’s market close and will be delisted.

Morgan, Lewis & Bockius LLP served as counsel to BMP Sunstone. Stephens Inc. acted as financial advisor to BMP Sunstone. Shearman & Sterling LLP served as counsel to sanofi-aventis. Morgan Stanley acted as financial advisor to sanofi-aventis.

About BMP Sunstone

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Through Sunstone the Company manufactures leading pediatric and women’s health products sold in pharmacies throughout the country. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. BMP Sunstone’s main office is in Beijing, with a U.S. office in Plymouth Meeting, PA.

About sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY). For more information, please visit www.sanofi-aventis.com.

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Contacts for sanofi-aventis:

Media Contact:	Investor Contact:
Jean-Marc Podvin	Sebastien Martel
Tel: +33 1 53 77 44 50	Tel: +33 1 53 77 45 45
Email: MR@sanofi-aventis.com	Email: IR@sanofi-aventis.com

Contacts for BMP Sunstone:

Media Contact:	Investor Contact:
Fred M. Powell	ICR, LLC (Investor Relations)
Tel: +1-610-940-1675	Ashley M. Ammon
Email: fpowell@bmpsunstone.com	Tel: +1-646-277-1227

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